Exhibit 99.1

Contact Information: Investor Relations 941-556-2601 investor-relations@roperind.com	Roper Industries, Inc.

Roper Industries Announces 2010 Second Quarter Results

Orders Increase 27% to Record $619 Million
Net Earnings Increase 20% to $71 Million
 Full Year Cash Flow and DEPS Guidance Increased

Sarasota, Florida, July 26, 2010 ... Roper Industries, Inc. (NYSE: ROP) reported financial results for its second quarter ended June 30, 2010.

Net earnings for the second quarter were $71 million, a 20% increase over the second quarter of 2009, and diluted earnings per share (DEPS) were $0.74 compared to $0.64 in the prior year second quarter.  Results for the quarter include a $1.9M pre-tax loss due to foreign exchange remeasurement.  Sales increased 12% to $567 million and orders increased 27% to a record $619 million, representing a 1.09 book-to-bill ratio.  Operating Cash Flow was $110 million, bringing year-to-date operating cash flow to a record $205 million.

Second quarter gross margin expanded to 53.2% and operating margin was 21.0%, an increase of 200 basis points over the prior year.  During the quarter, EBITDA grew to $145 million, or 25.7% of sales.  Free cash flow represented 18% of sales and 144% of net earnings.

“We are encouraged by the outstanding order growth in our businesses, driven by an 82% increase in Scientific Imaging/Medical, a 32% increase in Energy Systems & Controls and a 31% increase in Industrial Technology,” said Brian Jellison, Roper’s Chairman, President and CEO.  “We were delighted to see organic sales growth return in the second quarter and, with record backlog, we now expect stronger organic sales growth in the second half.”

Today, Roper announced the acquisition of iTradeNetwork, Inc. in a $525 million all-cash transaction.  iTradeNetwork provides subscription-based hosted software solutions to the food industry that facilitate transactions between retail grocers, restaurant chain operators, foodservice distributors and their respective customers.  The Company’s SaaS (Software-as-a-Service) solutions serve over 6,200 customers transacting over $250 billion annually.  Roper expects iTradeNetwork to generate more than $55 million of EBITDA in 2011.

“iTradeNetwork is an excellent addition to our growing SaaS businesses, complementing the outstanding software services platforms we have built with our CBORD/Horizon and Freight Matching businesses,” said Mr. Jellison.  “We are excited about the prospects for the year given our record backlog, strong order momentum during the first half, and the strategic acquisition of iTradeNetwork,” continued Mr. Jellison.”

Third Quarter and Full Year Guidance

Roper is increasing its full year DEPS guidance to $3.05-$3.15 from $2.95-$3.10, and establishing third quarter DEPS guidance of $0.75-$0.80.  The Company is increasing its guidance for operating cash flow to $425-$450 million from $400-$425 million.  The Company’s guidance includes iTradeNetwork but excludes future acquisitions and the first quarter impact of acquisition-related inventory charges.

Table 1:
	Q2 Sales Growth	Q2 Orders Growth
Total Growth	12.3%	26.7%
Organic Growth	5.1%	18.3%
Acquisitions / Divestitures	7.2%	8.2%
Foreign Currency	0.0%	0.2%

Table 2:  Free Cash Flow (millions)
Q2 2010
Sales (A)	567.1
Net Earnings (B)	71.3

Operating Cash Flow	$110.3
Less: Capital Expenditures	(7.6)
Rounding	(0.1)
Free Cash Flow (C)	$102.6

Free Cash Flow as % of Net Earnings (C)/(B)	144%
Free Cash Flow as % of Q2 Revenue (C)/(A)	18%

Table 3:  EBITDA (millions)
Q2 2010
Net Earnings	$71.3
Add: Interest Expense	16.3
Add: Income Taxes	30.0
Add: Depreciation and Amortization	27.9
EBITDA	$145.5

Conference Call to be Held at 8:30 AM (ET) Today

A conference call to discuss these results has been scheduled for 8:30 AM ET on Monday, July 26, 2010.  The call can be accessed via webcast or by dialing +1 888-282-4591 (US/Canada) or +1 719-457-2665, using confirmation code 2045224.  Webcast information and conference call materials will be made available in the Investors section of Roper’s website (www.roperind.com) prior to the start of the call.  Telephonic replays will be available for up to two weeks by calling +1 (719) 457-0820 and using the access code 2045224.

About Roper Industries

Roper Industries is a market-driven, diversified growth company and is a constituent of the S&P 500, Fortune 1000, and the Russell 1000 indices. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications.  Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

The information provided in this press release contains forward looking statements within the meaning of the federal securities laws. These forward looking statements include, among others, statements regarding operating results, the success of our internal operating plans, and the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations.  Forward looking statements may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases.  These statements reflect management's current beliefs and are not guarantees of future performance.  They involve risks and uncertainties that could cause actual results to differ materially from those contained in any forward looking statement. Such risks and uncertainties include our ability to integrate our acquisitions and realize expected synergies.  We also face other general risks, including our ability to realize cost savings from our operating initiatives, general economic conditions, unfavorable changes in foreign exchange rates, difficulties associated with exports, risks associated with our international operations, difficulties in making and integrating acquisitions, risks associated with newly acquired businesses, increased product liability and insurance costs, increased warranty exposure, future competition, changes in the supply of, or price for, parts and components, environmental compliance costs and liabilities, risks and cost associated with asbestos related litigation and potential write-offs of our substantial intangible assets, and risks associated with obtaining governmental approvals and maintaining regulatory compliance for new and existing products.  Important risks may be discussed in current and subsequent filings with the SEC.  You should not place undue reliance on any forward looking statements.  These statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

# # #

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
(Amounts in thousands)

	June 30,	December 31,
ASSETS	2010	2009

CURRENT ASSETS:
Cash and cash equivalents	$290,740	$167,708
Accounts receivable	347,681	381,658
Inventories	170,943	178,795
Deferred taxes	26,884	27,306
Unbilled receivable	80,327	57,153
Other current assets	68,893	58,125
Total current assets	985,468	870,745

PROPERTY, PLANT AND EQUIPMENT, NET	104,505	109,493

OTHER ASSETS:
Goodwill	2,365,297	2,388,432
Other intangible assets, net	833,594	868,900
Deferred taxes	29,848	33,123
Other assets	68,615	57,043
Total other assets	3,297,354	3,347,498

TOTAL ASSETS	$4,387,327	$4,327,736

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Accounts payable	$120,313	$110,103
Accrued liabilities	240,393	253,441
Income taxes payable	-	-
Deferred taxes	1,446	1,671
Current portion of long-term debt	112,028	112,796
Total current liabilities	474,180	478,011

NONCURRENT LIABILITIES:
Long-term debt	1,016,400	1,040,962
Deferred taxes	328,578	328,299
Other liabilities	60,692	58,974
Total liabilities	1,879,850	1,906,246

STOCKHOLDERS' EQUITY:
Common stock	963	958
Additional paid-in capital	1,003,289	982,321
Retained earnings	1,508,724	1,395,586
Accumulated other comprehensive earnings	15,677	63,945
Treasury stock	(21,176)	(21,320)
Total stockholders' equity	2,507,477	2,421,490

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,387,327	$4,327,736

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings (unaudited)
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Net sales	$567,104	$504,910	$1,101,545	$1,010,354
Cost of sales	265,157	249,840	520,033	504,148

Gross profit	301,947	255,070	581,512	506,206

Selling, general and administrative expenses	182,760	159,106	361,609	323,450

Income from operations	119,187	95,964	219,903	182,756

Interest expense	16,293	13,762	32,474	27,271
Other income/(expense)	(1,657)	3,168	(1,210)	2,812

Earnings from continuing operations before
income taxes	101,237	85,370	186,219	158,297

Income taxes	29,956	25,782	55,213	47,150

Net Earnings	$71,281	$59,588	$131,006	$111,147

Earnings per share:
Basic	$0.76	$0.66	$1.40	$1.23
Diluted	$0.74	$0.64	$1.36	$1.20

Weighted average common and common
equivalent shares outstanding:
Basic	94,011	90,562	93,911	90,348
Diluted	96,449	92,712	96,235	92,508

Roper Industries, Inc. and Subsidiaries
Selected Segment Financial Data (unaudited)
(Amounts in thousands and percents of net sales)

	Three months ended June 30,				Six months ended June 30,
	2010		2009		2010		2009
	Amount	%	Amount	%	Amount	%	Amount	%
Net sales:
Industrial Technology	$145,490		$136,551		$280,802		$267,192
Energy Systems & Controls	119,387		105,398		225,065		212,009
Scientific & Industrial Imaging	128,514		75,860		258,758		159,980
RF Technology	173,713		187,101		336,920		371,173
Total	$567,104		$504,910		$1,101,545		$1,010,354

Gross profit:
Industrial Technology	$73,930	50.8%	$65,732	48.1%	$141,442	50.4%	$128,441	48.1%
Energy Systems & Controls	64,803	54.3%	56,296	53.4%	118,294	52.6%	111,659	52.7%
Scientific & Industrial Imaging	78,307	60.9%	42,466	56.0%	155,817	60.2%	88,216	55.1%
RF Technology	84,907	48.9%	90,576	48.4%	165,959	49.3%	177,890	47.9%
Total	$301,947	53.2%	$255,070	50.5%	$581,512	52.8%	$506,206	50.1%

Operating profit*:
Industrial Technology	$38,742	26.6%	$32,484	23.8%	$70,508	25.1%	$61,067	22.9%
Energy Systems & Controls	29,072	24.4%	23,193	22.0%	47,995	21.3%	40,712	19.2%
Scientific & Industrial Imaging	27,796	21.6%	12,401	16.3%	57,130	22.1%	28,482	17.8%
RF Technology	34,704	20.0%	39,423	21.1%	66,905	19.9%	76,806	20.7%
Total	$130,314	23.0%	$107,501	21.3%	$242,538	22.0%	$207,067	20.5%

Operating profit excluding restructuring*:
Industrial Technology	$38,742	26.6%	$34,060	24.9%	$70,508	25.1%	$64,437	24.1%
Energy Systems & Controls	29,072	24.4%	24,325	23.1%	47,995	21.3%	43,236	20.4%
Scientific & Industrial Imaging	27,796	21.6%	12,968	17.1%	57,130	22.1%	29,602	18.5%
RF Technology	34,704	20.0%	40,084	21.4%	66,905	19.9%	77,566	20.9%
Total	$130,314	23.0%	$111,437	22.1%	$242,538	22.0%	$214,841	21.3%

Net Orders:
Industrial Technology	$164,685		$125,880		$318,778		$265,273
Energy Systems & Controls	126,960		96,144		242,260		193,958
Scientific & Industrial Imaging	135,265		74,505		266,375		151,104
RF Technology	192,419		192,225		359,162		350,008
Total	$619,329		$488,754		$1,186,575		$960,343

*  Operating profit is before unallocated corporate general and administrative expenses.  These expenses were $11,127 and $11,537 for the three months ended June 30, 2010 and 2009, respectively and $22,635 and $24,311 for the six months ended June 30, 2010 and 2009, respectively.

Roper Industries, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (unaudited)
(Amounts in thousands)

	Six months ended
	June 30,
	2010	2009

Net earnings	$131,006	$111,147
Non-cash items:
Depreciation	18,161	17,520
Amortization	38,289	34,308
Stock-based compensation expense	13,118	14,081
Income taxes	1,910	(16,102)
Changes in assets and liabilities:
Receivables	(5,000)	48,929
Inventory	(998)	8,740
Accounts payable	12,856	(23,568)
Accrued liabilities	2,770	(38,828)
Other, net	(6,757)	4,635
Cash provided by operating activities	205,355	160,862

Business acquisitions, net of cash acquired	(14,651)	(1,248)
Capital expenditures	(14,113)	(12,359)
Other, net	2,153	8,014
Cash used by investing activities	(26,611)	(5,593)

Principal debt payments	(3,013)	(86,104)
Revolver borrowings (payments), net	(40,000)	(19,000)
Debt issuance costs	-	(404)
Dividends	(17,793)	(14,850)
Excess tax benefit from share-based payment	2,862	423
Proceeds from exercise of stock options	8,489	3,038
Other, net	890	(955)
Cash used by financing activities	(48,565)	(117,852)

Effect of exchange rate changes on cash	(7,147)	5,340

Net increase (decrease) in cash and equivalents	123,032	42,757
Cash and equivalents, beginning of period	167,708	178,069

Cash and equivalents, end of period	$290,740	$220,826